Cognigen Networks, Inc.                                                                                                NEWS RELEASE
10757 S. Riverfront Pkwy.
Suite 125
South Jordan, UT  84095                                                                                     For Immediate Release at 1 PM PSTTuesday, December 4, 2007
www.cognigen.com

Cognigen Networks Completes Acquisition of Commission River, Inc.

South Jordan, UT, December 4, 2007/PRNewswire-First Call/ -- Cognigen Networks, Inc. (OTC Bulletin Board: CGNW), an Internet-enabled marketer of communications services and technology solutions, announced today the completion and signing of an Asset Purchase Agreement to acquire substantially all of the assets of Commission River, Inc.

Cognigen acquired the Commission River assets in exchange for 16,000,000 shares of Cognigen’s common stock. Commission River’s current managers, Adam Edwards and Patrick Oborn, have joined Cognigen’s executive team and will direct affiliate marketing-related activities for Cognigen and Commission River.

Cognigen’s CEO, Bob Bench, stated, “We believe this is a great event for Cognigen’s agent network, shareholders, and product vendors. The combination of Cognigen’s affiliate marketing agent base with Commission River’s affiliate marketing technology and programs will arm our agents with the tools, training, and support they need to grow their businesses. We believe the thousands of agents who have signed up for our affiliate marketing program will now receive immediate attention and support from a team of experienced, professional Internet marketers. This also gives us a platform on which to add new products and deliver a stream of marketing tools.”

“This is an exciting time for Commission River and Cognigen,” said Adam Edwards, Commission River President, “and for both affiliate programs. I believe the combined company has the experience and capability to accelerate the growth initiatives we have planned for the upcoming year. Commission River brings an in-depth understanding of managing affiliate programs and how to market products through the Internet to small businesses and local community markets. Adding this capability to Cognigen’s existing agent base creates a tremendous opportunity for all involved.”

Cognigen intends to continue offering its affiliate program and activities under the direction of the Commission River team. Cognigen anticipates that Commission River’s program will be added to Cognigen’s current service offerings.

About Cognigen

Cognigen Networks, Inc. offers a wide range of telecommunication services and related technology products via its Website, http://www.cognigen.net. Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized website.  Cognigen’s agent-initiated sales, as well as those generated directly from its main website, are fulfilled via proprietary software utilizing the Internet.  Cognigen sells as a master agent the services of industry leaders such as AccuLinq, Inphonic Cellular, Telarus, IBN Tel, Pioneer Telephone, OPEX, PowerNet Global and UniTel.  Since September of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to approximately 880,000 customers worldwide.

In addition to historical statements, the information set forth herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. (the “Company”) and the anticipated results of the recently-completed Commission River acquisition transaction (and related transactions and activities).  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, risks and uncertainties associated with the integration of the two companies, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes, and the possibility of increased competition. Many of these risks are beyond the Company’s control.

About Commission River
Commission River, Inc. is an online pay-per-action marketing network that gathers customers for select vendors.  Commission River provides marketing tools, training, and tracking that enables online affiliates the ability to drive leads using blogs, paid search, and organic search engine optimization techniques.  Commission River likewise creates software that enables affiliates the ability to coordinate, cross-link, and share ideas with each other in a close-knit community whose emphasis is on mutual success.  Commission River clients include 1-800-FREE-411, AT&T, VoIP.com, AccuConference, and more.  Founded in 2005, Commission River is headquartered in Draper, Utah with remote employees located throughout the United States.  For more information visit www.commissionriver.com.

Source:                      Cognigen Networks, Inc.
Contact:                      Robyn Farnsworth
10757 S. Riverfront Pkwy.
Suite 125
South Jordan, UT  84095
801-705-5128
801-7059372
robyn@bayhillgroup.com